Exhibit 99.1

Bioptix, Inc. Holds Special Shareholder Meeting

Shareholder Support Enables All Proxy Proposals to Pass

Castle Rock, CO, August 23, 2017 — Bioptix, Inc. (the “Company”) [BIOP], announced the results of the Company’s special shareholder meeting that was held on August 21, 2017 at 10:00 AM EDT at the Boca Raton Resort and Club in Boca Raton, Florida.

The following proposals were acted on by the Company’s shareholders at the meeting:

1.	To approve a change in the state of incorporation of the Company to Nevada from Colorado;

2.	To approve an amendment to the Company's Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 60,000,000 to 170,000,000;

3.	To approve an amendment to the Company's Articles of Incorporation to authorize 15,000,000 shares of "blank check" preferred stock;

4.
To approve the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 30% below the market price of our common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d);

5.
To approve the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 20% below the market price of our common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d);

6.	To approve the Company's 2017 Equity Incentive Plan, including the reservation of 895,000 shares of common stock thereunder;

7.
To approve the issuance of $4.75 million of convertible promissory notes, warrants to purchase up to 1,900,000 shares of common stock, shares of Series A Convertible Preferred Stock (when exchanged for the convertible promissory notes), and the shares of the common stock issuable upon conversion or exercise of the aforementioned securities, issued by the Company in a private placement that closed on March 16, 2017, as required by and in order to satisfy the requirements of The Nasdaq Capital Market, including without limitation, Marketplace Rule 5635(d); and

8.
To grant the Board of Directors, in its discretion, the ability to issue up to $8,500,000 of common stock upon exercise of warrants to purchase shares of our common stock that were issued in private placements on March 10, 2017 and March 16, 2017, at an amended exercise price of $3.00, including amendment of the exercise price and issuance of such shares of common stock in accordance with the requirements of the Nasdaq Capital Market, including without limitation, Marketplace Rule 5635(d).

Michael Beeghley, the Company’s Chief Executive Officer, stated “We are pleased that all the proxy proposals passed successfully at our special shareholders meeting. On behalf of the Company, our Board and entire management team, I would like to personally thank all of our shareholders for taking the time to vote and for their support.”

About Bioptix

The Company holds an exclusive license from the University of Washington in St. Louis (“UW”) focusing on animal healthcare and owns important intellectual property rights related to veterinary products and has granted a license relating to single chain reproductive hormone technology for use in non-human mammals which is under active development by the licensee (bovine rFSH).  The Company is also a diagnostic and testing company which had been involved in developing blood-based testing for diagnosis and treatment of acute appendicitis until a negative response from the FDA in 2015.  Following the 2016 acquisition of Bioptix Diagnostics, Inc. the Company has been seeking commercialization of Enhanced Surface Plasmon Resonance (“eSPR”) instruments designed to increase the flexibility and reliability of SPR for a broad range of applications. The Company is reviewing possible strategic alternatives for acquisition.  Relative to its diagnostic and instrument business, the Company is exploring alternatives including possible sale.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2016, as amended and supplemented from time to time and the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

For additional information, please contact:

Bioptix, Inc. Investor Relations:
investorrelations@venaxis.com